Addendum to the Loan Agreement dated May 4, 2006

 Extension

LOAN AGREEMENT

between

Mr. Günter Thiemann
Käthe-Kollwitz-Strasse 23
33428 Harsewinkel

- in the following referred to as Lender -

and

EDI Exploration Drilling International GmbH,
represented by the Managing Director
Christian Runge
Goethestrasse 59, 45721 Haltern am See

- in the following referred to as Borrower -

The loan agreement, to which this addendum applies, is changed, effective immediately, in Section 2 paragraphs 2 and 3 as follows:

Section 2        Interest, term and repayment of loan

2.	The term shall be extended by approximately 7 months and ends on 31/12/2008.
3.	The loan shall be repaid on 31/12/2008 into the Lender’s account.

All of the other provisions of the agreement remain unchanged and valid.

Münster, May 2, 2008

[Signature]

Günter Thiemann	EDI Exploration Drilling International Rotthäuser
- Lender -	Managing Director, Christian Runge
- Borrower -